UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FIRST MARINER BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, May 2, 2006, AT 7:15 A.M.
at
Clarence “Du” Burns Arena
1301 South Ellwood Avenue
Baltimore, Maryland 21224

The Annual Meeting of Stockholders of First Mariner Bancorp, a Maryland corporation, will be held on May 2, 2006, at 7:15 a.m., local time, at Clarence “Du” Burns Arena, 1301 South Ellwood Avenue, Baltimore, Maryland 21224 to consider and vote upon:

1.    The election of five directors to serve until the Annual Meeting of Stockholders to be held in 2009, and until their successors are duly elected and qualified.

2.    To consider and act on a stockholder proposal regarding the separation of the positions of Chairman of the Board and Chief Executive Officer.

3.    Any other matters that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 24, 2006 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Accompanying this notice is a proxy statement and proxy card. Whether or not you plan to attend the meeting, please indicate your choices on the matters to be voted upon, date and sign the enclosed proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to or at the meeting by voting at the meeting or by timely and proper delivery prior to the meeting of a duly executed later-dated proxy.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,
Eugene A. Friedman
SECRETARY
April 3, 2006

FIRST MARINER BANCORP

3301 Boston Street

Baltimore, Maryland 21224

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 2, 2006 AT 7:15 A.M.

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of First Mariner Bancorp (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 2, 2006 at Clarence “Du” Burns Arena, 1301 South Ellwood Avenue, Baltimore, Maryland 21224. The proxy is revocable at any time prior to or at the Meeting by voting at the Meeting or by timely and proper delivery prior to the Meeting of a duly executed later-dated proxy.  In addition to solicitation by mail, proxies may be solicited by officers, directors and employees of the Company who will not be specifically compensated for soliciting such proxies. The cost of soliciting proxies will be borne by the Company and may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to beneficial owners of the common stock of the Company registered in names of nominees. This proxy material is being sent to the Company’s stockholders on or about April 3, 2006.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on March 24, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting. As of the close of business on that date, there were outstanding and entitled to vote 6,268,262 shares of common stock, $.05 par value (“Common Stock”), each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote of a majority of all shares voted at the Meeting is sufficient to carry motions presented with respect to Proposals One and Two, described in this Proxy Statement. An abstention or broker non-vote is included for purposes of determining the presence or absence of a quorum for the transaction of business but is not included in calculating votes cast with respect to the Proposals. The Company designates individuals to serve as the Inspectors of Elections for purposes of tallying shares voted who will be present at the Meeting.

All proxies will be voted as directed by the stockholder on the proxy card. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•       FOR the nominees for directors named below.

•       AGAINST the stockholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer.

•       If other matters are properly presented at the meeting, persons named as the proxies will have discretion to vote on those matters according to their best judgment.

If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company’s directors and director nominees; and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted below, the persons named in the table have sole investment powers with respect to each of the shares reported as beneficially owned by such person. Except as otherwise noted, the address of each person named below is the address of the Company.

Name and Address	Number of Shares	Percent of Class(1)
Edwin F. Hale, Sr. (2)	1,412,941	21.28%
Barry B. Bondroff (3)	59,042	.94%
Thomas L. Bromwell (4)	1,540	.02%
Edith B. Brown (5)	5,200	.08%
John Brown III (6)	3,300	.05%
Rose M. Cernak (7)	43,931	.70%
Joseph A. Cicero (8)	147,059	2.31%
Howard Friedman (9)	30,600	.49%
George H. Mantakos (10)	126,326	1.99%
John J. Oliver, Jr. (11)	4,700	.07%
Patricia Schmoke, MD (12)	3,900	.06%
Hanan Y. Sibel (13)	31,010	.49%
Leonard Stoler (14)	55,590	.89%
Hector Torres (15)	2,300	.04%
Michael R. Watson (16)	8,585	.14%
Mark A. Keidel (17)	80,662	1.28%
All directors and executive officers
as a group (16 persons) (18)	2,016,686	29.15%
Jeffrey L. Gendell (19)	507,946	8.10%
Tontine Partners, L.P.
Tontine Management L.L.C.
Tontine Financial Partners L.P.
Tontine Overseas Associates, L.L.C
55 Railroad Ave
3rd Floor
Greenich, CT 06830
Wellington Management Company, LLP (20)	618,772	9.87%
75 State Street
Boston, Massachusetts 02109

(1)          Includes shares of Common Stock subject to options held by the named individual which are exercisable as of or within 60 days of March 24, 2006.

(2)          Includes 9,134 shares in his Individual Retirement Account; also includes options to purchase 372,000 shares.

(3)          Includes 37,408 shares in his Individual Retirement Account, and 6,297 shares held jointly with his wife; also includes options to purchase 11,670 shares.

(4)          Includes 40 shares held jointly with his wife, and options to purchase 1,500 shares.

(5)          Includes 1,002 shares owned by her husband in which she may be deemed to have beneficial ownership, and options to purchase 3,200 shares.

(6)          Includes options to purchase 3,000 shares.

(7)          Includes 11,000 shares held jointly with her husband, 17,221 shares held individually, 4,000 shares owned by her husband in his Individual Retirement Account in which she may be deemed to have beneficial ownership, 4,000 shares held by Olde Obrycki’s Crab House, Inc., of which she is the owner; also includes options to purchase 3,710 shares.

(8)          Includes options to purchase 104,000 shares.

(9)          Includes 40 shares held jointly with his wife, and options to purchase 2,500 shares.

(10)   Includes 34,900 shares held in his Individual Retirement Account, and options to purchase 81,000 shares.

(11)   Includes options to purchase 4,600 shares.

(12)   Includes options to purchase 3,800 shares.

(13)   Includes options to purchase 3,910 shares.

(14)   Includes options to purchase 3,490 shares.

(15)   Includes options to purchase 1,700 shares.

(16)   Includes 1,535 shares held jointly with his wife, and options to purchase 7,050 shares.

(17)   Includes options to purchase 43,000 shares

(18)   Includes options to purchase 650,130 shares.

(19)   As reported by Jeffrey L. Gendell, Tontine Partners, L.P. (“TP”), Tontine Financial Partners, L.P. (“TFP”), Tontine Management, L.L.C. (“TM”) and Tontine Overseas Associates, L.L.C.(“TOA”) in a Schedule 13D/A, filed June 19, 2002 with the SEC, which reported shared power to vote or direct the vote of the shares. Each of TP and TFP is a private investment limited partnership. TM is the general partner of TP and TFP. TOA is an investment advisor engaging in the purchase and sale of securities on behalf of its clients. Mr. Gendell serves as the managing member of TM and TOA. The address of Mr. Gendell is based on the Form 13F filed February 13, 2006.

(20)   As of December 30, 2005, the most recent public information available filed on Schedule 13G/A by Wellington Management Company, LLP (“Wellington Management”). Wellington Management in its capacity as an investment adviser, may be deemed to have beneficial ownership of 618,772 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares, except Bay Pond Partners, L.P. Wellington Management has shared voting authority over 618,772 shares and shared dispositive power over 618,772 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Includes 362,037 shares, owned by Bay Pond Partners, L.P  (“Bay Pond”), Wellington Hedge Management, LLC (“WHML”) and Wellington Hedge Management, Inc. (“WHMI”) as reported in a Schedule 13G/A, filed February 14, 2006 with the SEC. Bay Pond is a Delaware limited partnership. WHML is the sole general partner of bay Pond. WHMI is the managing member of WHML.

Proposal One:
ELECTION OF DIRECTORS

The Board proposes the election of the five directors named below, to hold office for a three year term until the Annual Meeting of Stockholders to be held in the year 2009, and until the election and qualification of their successors. Three of the nominees are currently directors of the Company; two are new nominees. The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms in accordance with the Company’s Charter and By-Laws. It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors. The Board of Directors of the Company recommends that stockholders vote FOR election of all nominees.

Information concerning the persons nominated for election and for those directors whose term of office will continue after the Meeting is set forth below.

Nominees for Election

Term to Expire in 2009

Name	Age	Director Since
Joseph A. Cicero	61	1996
Howard Friedman	40	1999
John J. Oliver, Jr.	60	1997
John McDaniel	63	2006
Robert Caret	58	2006

Joseph A. Cicero is the President of the Company and Chief Operating Officer of the Bank. Mr. Cicero was Maryland Area President of First Union Bank during 1996 and Maryland Area President for First Fidelity Bank from November 1994 to December 1995. Prior thereto, he was Executive Vice President and Chief Financial Officer and Director of Baltimore Bancorp from January 1992 to November 1994.

Howard Friedman has been the Chairman of Circa Capital, since 1997. From 1987 to 1997 he was the Publisher and CEO of Whitemark Press, Inc. He is the managing partner of Cant Capital LLC, a hedge fund advisory firm.

John J. Oliver, Jr. has been the CEO and Publisher of the Afro-American Newspapers since 1986.

John McDaniel is Chief Executive Officer of MedStar Health, Inc., a multi-institutional, not-for-profit, health care organization serving Washington, DC, Maryland, Virginia and the mid-Atlantic region. Mr. McDaniel served as Chairman of the Greater Washington Board of Trade, and is currently a member of the Executive committee for Greater Washington Board of Trade and Federal City Counsel. He is also a member of the Board of Directors for Thrivent Financial for Lutherans, Georgetown University, Washington Real Estate Investment Trust, the Greater Baltimore Committee, and the Mary and Daniel Loughran Foundation.

Robert Caret has been the President of Towson University since July 2003. He was the President of San Jose State University from 1995-2003, and Provost and Executive Vice President of Towson State University from 1991-1995. He is currently a member of the Board of Directors for CollegeBound Foundation, and Franklin Square Hospital Center.  He is a member of the Governor’s Workforce Investment Board, and a member of the Center Club of Baltimore House Committee.

Continuing Directors

Term to Expire in 2008

Name	Age	Director Since
Edwin F. Hale, Sr.	59	1995
Barry B. Bondroff	57	1995
Patricia Schmoke, MD	52	1999
John Brown III	58	2002

Edwin F. Hale, Sr. is Chairman and Chief Executive Officer of the Company and of First Mariner Bank (the “Bank”). He is also the Chairman of the Baltimore Blast Corp., an indoor soccer franchise. Mr. Hale is the former Chairman of the Board and Chief Executive Officer of Baltimore Bancorp, which is now Wachovia Corporation.

Barry B. Bondroff is a Managing Partner for Smart & Associates in Baltimore, MD. Prior to that he was the managing officer of Grabush, Newman & Co., P.A. a certified public accounting firm, since 1982. Mr. Bondroff is a member of the American Institute of Certified Public Accountants, and is a former member of the Board of Directors of Baltimore Bancorp.

Patricia Schmoke, MD has been a practicing ophthalmologist since 1982. She is also the president of Metropolitan Eye Care Associates, providing eye care with Baltimore Medical System.

John Brown III is President of M.B.K. Enterprises, Inc. (R. J. Bentleys’ Restaurant) and managing partner of the College Park Professional Center. Mr. Brown is also the former Chairman of the Maryland Stadium Authority.

Term to Expire in 2007

Name	Age	Director Since
Edith B. Brown	72	1998
Thomas L. Bromwell	57	2002
George H. Mantakos	63	1994
Michael R. Watson	63	1998
Hector Torres	54	2003

Edith B. Brown has been the principal of Edie Brown & Associates since 2000. She is an independent consultant in public & community relations for various clients since 1979.

Thomas L. Bromwell is the President and Chief Executive Officer of the Injured Workers Insurance Fund (IWIF). Mr. Bromwell served in the Maryland General Assembly for 24 years and was the Chair of the Finance Committee for 8 years.

George H. Mantakos is Executive Vice President of the Company, and the President of First Mariner Bank (“The Bank”). Mr. Mantakos previously served as President of the Company and Chief Executive Officer of the Bank. Prior thereto, Mr. Mantakos was a founder and organizer of MarylandsBank, FSB, the predecessor of the Bank.

Michael W. Watson is the President of the American Pilots Association. He was the former President of the Association of Maryland Pilots.

Hector Torres is the former Executive Director of the Governor’s Commission on Hispanic Affairs.  He was formerly the Battalion Chief and Public Information Officer of the Baltimore City Fire Department. He has been the President of Prosaber, an emergency management consulting company since January 2005.

Retiring Directors

The Board of Directors thanks Rose Cernak, Hanan Sibel, and Leonard Stoler for their years of service as directors and for their dedication and commitment to the Company. They have reached the mandatory retirement age and will retire from the Board, effective May 2, 2006.

Director Emeritus

We currently have one director emeritus. Melvin S. Kabik, formerly a director of the Company, reached mandatory retirement age in 2001 and was appointed as a director emeritus.

BOARD MEETINGS AND COMMITTEES

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by or, are under the direction of, the Board of Directors, pursuant to the General Corporation Law of the State of Maryland and our By-laws.   Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman, with the President and other Executive Officers, and with key members of management by reviewing materials provided to them and participating in meetings of the Board and its committees.

The Board of Directors and management have been reviewing the corporate governance policies and practices of the Company. This includes comparing our current policies and practices to policies and practices suggested by our outside counsel and other public companies.   Based upon this review, we expect to adopt any changes that the Board of Directors believes are the best corporate governance policies and practices for the Company. We have adopted changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and Nasdaq.

Director Independence

The Board of Directors has determined that all of its members are independent and meet the independence requirements of The Nasdaq Stock Market, except for the management directors, Edwin F. Hale, Sr., Joseph A. Cicero and George H. Mantakos, who are each executive officers of the Company.

Directors Attendance at Annual Meeting

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, all directors are encouraged to attend the annual meeting of stockholders and the annual meeting of the Board of Directors. All of the Company’s directors attended the annual meeting on May 3, 2005.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with any member of the Board of Directors of the Company by writing the First Mariner Bancorp Board of Directors, 3301 Boston Street, Baltimore, MD 21224. Communications received are distributed to the Chairman of the Board, Chairman of the Audit Committee or other members of the Board as appropriate, depending on the facts and circumstances of the communications.

Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, a Community Action Committee and a Compensation Committee. During 2005, the Board of Directors met eight times, the Audit Committee met five times, the Community Action Committee met four times and the Compensation Committee met two times.  Each director attended at least 75% or more of all meetings of the Board of Directors and Committees of the Board on which he or she served.

EXECUTIVE COMMITTEE

The Executive Committee of the Board of Directors also serves as the Company’s Asset and Liability Management Committee (ALCO). The Executive Committee consists of Edwin F. Hale, Sr. (Chairman), Barry B. Bondroff, Joseph A. Cicero, Patricia Schmoke, Michael R. Watson, and George H. Mantakos. The Executive Committee met once in 2005 and acted through informal action five times.

In its capacity as the ALCO Committee, the Executive Committee reviews reports prepared by management, which includes analysis of interest rate and liquidity risk, capital adequacy, and the performance and quality of the Company’s investment portfolio. The ALCO Committee sets policies which govern interest rate and liquidity risk, capital adequacy, and investment portfolio management. The ALCO Committee meets quarterly and presents reports of its meetings to the full Board.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors, all of whom have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement), as “independence” is defined in the National Association of Securities Dealers’ listing standards and the provisions of the Sarbanes-Oxley Act of 2002 and the final rules adopted by the Securities Exchange Commission (“Final Rules”).

The Audit Committee discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s CEO and CFO which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for filings with the Securities and Exchange Commission.

The Board of Directors has determined that Barry B. Bondroff, CPA is a financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act. Mr. Bondroff meets the standard for independence required by the Final Rules.

The Audit Committee of the Board of Directors consists of Michael R. Watson (Chairman), Barry B. Bondroff and John Brown III, each of whom is independent consistent with Nasdaq’s independent director and audit committee listing standards. The Audit Committee meets with management and independent accountants to review financial results and the quarterly and annual reports, discuss the financial statements, the auditor’s independence and accounting methods, and recommend and review with such accountants and management the internal accounting procedures and controls. The Audit Committee is responsible for recommending to the Board the selection of the independent public accountants and also reviews, considers and makes recommendations regarding proposed related party transactions, if any. The Audit Committee oversees the General Internal Auditor and staff and evaluates their performance. The Audit Committee acts under a written charter first adopted by the Board in 2000, which was amended and restated in 2004. A copy of the Audit Committee Charter can be found on the Company’s website at www.1stmarinerbancorp.com.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors consists of Barry Bondroff (Chairman), Hanan Sibel, and Edith B. Brown, each of whom is independent consistent with Nasdaq’s independent director and listing standards. Upon the effective date of Mr. Sibel’s retirement after the Annual Meeting, the Company will appoint a new member to the Compensation Committee to fill the vacancy. The Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock based compensation is granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements. The Compensation Committee acts under a written charter first adopted by the Board in 2004. The charter is available on the Company’s website.

NOMINATING COMMITTEE

The Nominating Committee selects qualified persons as nominees for election by the stockholders to the Company’s Board of Directors. The duties and responsibilities of the Nominating Committee include, among other things:

•       Establish criteria and qualifications for Board membership, including standards for assessing independence.

•       Identify and consider candidates, including those recommended by stockholders and others, to fill positions on the Board, and assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

•       Recommend to the Board candidates for election or reelection at each annual meeting of stockholders.

In evaluating candidates for nominees for director, the Nominating Committee considers the needs of the Company with respect to the particular talents and experience of its directors. Nominees should have, among other things, the highest ethical standards and integrity; a willingness to act and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; loyalty and commitment to driving the success of the Company; sufficient time to devote to the affairs of the company; and a history of achievements that reflect high standards for the nominee and others.

The Nominating Committee may identify director nominees through a combination of referrals, including by management, existing Board members, stockholders, direct solicitations and from outside search firms if warranted. Once a candidate has been identified, the Nominating Committee reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.

The Nominating Committee’s recommendations are presented to the Board of Directors at regularly scheduled meetings. The Nominating Committee will also consider those recommendations by stockholders which are submitted in writing to the Secretary of the Corporation, giving the recommended candidates name, biographical data and qualifications.  Pursuant to the Company’s By-laws, any stockholder that wishes to submit director nominations should submit advance notice of the proposed nomination to the Secretary of the Company not less than 90 days or more than 120 days prior to the meeting date, provided that if the date of the annual meeting has been changed by more than 30 days from the anniversary of the annual meeting date stated in the previous year’s proxy statement, nominations must be received by the Company not later than the close of business on the tenth day following the public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s By-laws.

The Nominating Committee has adopted a Charter, a copy of which is available on the Company’s website. The Nominating Committee consists of John Brown, III (Chairman), Barry B. Bondroff, and Michael R. Watson, each of whom is independent consistent with Nasdaq’s independent director and audit committee listing standards.

The Nominating Committee received no security holder recommendations for nomination to the Board of Directors in connection with the 2006 Meeting. Three of the nominees for election to the Board at the Meeting are incumbent directors, standing for reelection and two are new nominees. New nominee John McDaniel was recommended to the nominating committee by the chief executive officer. New nominee Robert Caret was recommended to the nominating committee by a non-management director.

COMMUNITY ACTION COMMITTEE

The Community Action Committee of the Board of Directors of the Company is comprised of four directors. The members of the Committee are John J. Oliver, Jr., (Chairman), Thomas Bromwell, Joseph A. Cicero, and Hector Torres. The Committee reviews the compliance of the Company and its subsidiaries and affiliates with the Community Reinvestment Act and the Home Mortgage Disclosure Act and the regulations, rules and guidelines promulgated thereunder.

DIRECTOR COMPENSATION

Directors receive fees for their services, and are reimbursed for expenses incurred in connection with their service as directors. In 2005 Directors received $1,000 for each Board meeting attended, $1,000 for each committee meeting not on the same day as a Board meeting, $600 for each meeting of the Company’s subsidiary Finance Maryland, LLC (consisting of one outside director) and $250 for attending the meeting of the Bank’s Loan Committee (consisting of one outside director). The members of the Audit Committee meeting receive $2,000 for each Audit Committee attended. Directors also received a yearly grant of stock options to purchase 500 shares of common stock and were granted stock options to purchase 100 shares of common stock for each committee meeting they attended, pursuant to the Company’s 2004 Long Term Incentive Plan. Each committee chairman received options to purchase 150 shares of common stock for each committee meeting he attended. Directors received no other compensation for attending meetings. Effective May 2, 2006 the fees for attendance at regular board meetings will be increased to $1,500 per meeting and $1,500 for each committee meeting even if held on the same day as a board meeting. The members of the Audit Committee will receive $2,500 for each Audit Committee attended, $750 for each meeting of the Company’s subsidiary Finance Maryland, LLC and the Mortgage Division (consisting of one outside director each) and $350 for attending a meeting of the Bank’s Loan Committee (consisting of one outside director).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, are required to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any securities of the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s directors, executive officers and beneficial owners of greater than 10% of the Company’s Common Stock made all required filings during the fiscal year ended December 31, 2005, except that the following reports were filed late by George Mantakos: Form 4 reporting the sale of 6,100 shares and Form 4 reporting the exercise of stock options and receipt of 11,550 shares upon such exercise.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for the last three fiscal years to the Chief Executive Officer of the Company and to any other executive officer of the Company or the Bank who received compensation in excess of $100,000 during any of the last three fiscal years of the Company.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options	All Other Compensation(2)
Edwin F. Hale, Sr.	2005	$504,000	$392,120	$23,374	60,000	$3,976
Chairman of the Board	2004	$480,000	$244,000	$20,543	0	$3,916
and Chief Executive	2003	$425,000	$296,000	$14,039	70,000	$2,522
Officer of the Company and
the Bank
Joseph A. Cicero	2005	$260,000	$47,280	$7,229	30,000	$7,262
President of the Company	2004	$240,000	$73,600	$7,229	0	$5,936
and Chief Operating Officer	2003	$230,000	$62,350	$7,229	20,000	$4,364
of the Bank
George H. Mantakos	2005	$230,000	$60,580	$11,585	22,500	$7,690
Executive Vice President of	2004	$206,000	$83,200	$8,539	0	$6,084
the Company and President	2003	$197,500	$73,700	$5,141	17,500	$4,395
of the Bank
Mark A. Keidel	2005	$175,000	$30,535	$6,000	15,000	$3,857
Chief Financial Officer of	2004	$155,000	$45,280	$0	0	$2,876
the Company and the Bank	2003	$141,500	$38,550	$0	12,500	$2,498

(1)          The amount disclosed represents car lease payments made by the Company on behalf of Mr. Hale and cost of security provided to Mr. Hale, depreciation on a bank car provided to Mr. Mantakos and Mr. Cicero, respectively, and an automobile allowance for Mr. Keidel.

(2)          The amount disclosed represents matching funds under the Company’s 401(k) plan for Messrs. Hale, Cicero, Mantakos and Keidel in the amounts of $3,468, $5,486, $5,420 and $3,539, respectively, and life insurance coverage of up to two times the annual base salary under an endorsement split dollar arrangement for each of Messrs. Hale, Cicero, Mantakos and Keidel in the amounts of $508, $1,776, $2,270 and $318, respectively. The maximum coverage under the arrangement is $300,000.

The salaries proposed to be paid in 2006 to the Company’s executive officers are as follows:  Mr. Hale, $550,000; Mr. Cicero, $270,000; Mr. Mantakos, $240,000; and Mr. Keidel $200,000. Additional compensation may be earned in 2006 through the Company’s incentive compensation plans, imputed life insurance coverage, matching 401(k) plan contributions and other benefits mentioned in the notes to the summary compensation table above.

Equity Compensation Plans

First Mariner Bancorp 2004 Long Term Incentive Plan

The First Mariner Bancorp 2004 Long Term Incentive Plan was approved by the Company’s Board of Directors and stockholders and will continue in effect until March 16, 2014, unless earlier terminated. The plan provides equity-based compensation incentives through the grant of nonqualified stock options, incentive stock options, stock appreciation rights and restricted shares (“Awards”). Select employees, officers, directors, advisors and consultants of the Company and its affiliates are eligible to receive awards under the plan. The plan has reserved 500,000 shares of the Company’s common stock for issuance of Awards, as adjusted for stock splits and other similar reclassification events. Options and stock appreciation rights must be granted at not less than fair market value on the date of grants (110% of the fair market value in the case of incentive stock options granted to participants who own more than 10% of the Company’s shares on the grant date). An option granted under the plan generally expires on the 10th anniversary of the date the option was granted.

First Mariner Bancorp 2003 Employee Stock Purchase Plan

The First Mariner Bancorp 2003 Employee Stock Purchase Plan was approved by the Company’s Board of Directors and stockholders and will continue in effect until July 1, 2013, unless earlier terminated. Under the plan, qualified employees may purchase shares of the Company’s common stock through payroll deductions at a discount from market price, without incurring trading fees. The plan contemplates the grant of options to purchase shares of Common Stock to eligible employees of the Company and its subsidiaries. The total number of shares of Common Stock that may be issued under the plan cannot exceed 100,000 shares, as adjusted for stock splits and other similar reclassification events. Offerings to participants of options to purchase shares will be made each calendar quarter. The exercise price for each share purchased under the plan will not be less than 90% of the fair market value of the common stock on the last business day of the calendar quarter of each offering (“Offering Termination Date”). An option granted to a participant will be deemed to have been exercised automatically on the Offering Termination Date applicable to such option. No participant may be granted an option to purchase shares under the plan if such participant, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. Additionally, no participant may be granted an option which permits his or her right to purchase shares under the plan, and any other stock purchase plan of the Company, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time   In 2005, Mr. Cicero acquired 425 shares under the plan, Mr. Mantakos acquired 255 shares under the plan and Mr. Keidel acquired 425 shares under the plan.

First Mariner Bancorp 2002 Stock Option Plan

The First Mariner Bancorp 2002 Stock Option Plan was approved by the Company’s Board of Directors and stockholders and will continue in effect until January 22, 2012, unless earlier terminated. The plan provides equity-based compensation incentives through the grant of stock options to directors, executive officers, key employees and consultants of the Company.  The plan has reserved 250,000 shares of the Company’s common stock for issuance of stock options, as adjusted for stock splits and other similar reclassification events. Options granted under the plan may be either nonqualified or incentive stock options. Incentive stock options must be granted at not less than fair market value on the date of grants (110% of the fair market value in the case of incentive options granted to participants who own more than 10% of the Company’s shares on the grant date). An option granted under the plan generally expires on the 10th anniversary of the date the option was granted.

Option Grants in Last Fiscal Year

The following stock options were granted to the named executives in 2005:

Name	Number of Securities Underlying Options/SAR’s Granted (#) (1)	Percent of Total Options/SAR’s Granted To Employees In Fiscal Year	Exercise or Base Price($/S)	Expiration Date	Grant Date Fair Value($) (2)
Edwin F. Hale, Sr.	60,000	23.30%	$17.77	01/25/15	$361,800
Joseph A. Cicero	30,000	11.65%	$17.77	01/25/15	$180,900
George H. Mantakos	22,500	8.74%	$17.77	01/25/15	$135,675
Mark A. Keidel	15,000	5.83%	$17.77	01/25/15	$90,450

(1)          Options granted in the year ended December 2005 were issued under the 2004 Long Term Incentive Plan.

(2)          Value is calculated by utilizing Modified Black-Scholes American option pricing model which assumed a 4.22% risk-free interest rate, 8 year expected life, 16.55% implied volatility of the stock and zero expected dividend rate.

(3)          These options were granted on January 25, 2005 with a three year straight line vesting schedule. In December 2005, the Compensation Committee of the Board of Directors accelerated the vesting of all unvested stock options previously issued, thereby fully vesting the options in the table above.

Aggregated Option Exercises In Last Fiscal Year and
Fiscal Year End Option Values

The executive officers named in the Summary Compensation Table exercised stock options to acquire 11,550 shares of common stock during 2005. In December 2005 all the vesting on all outstanding option grants were accelerated and vested by December 31, 2005. The following table sets forth certain information regarding unexercised options held by the named executive officers as of December 31, 2005:

	Aggregate Fiscal Year-End Option Values
	Number of Securities Underlying Unexercised Options at Fiscal Year-End			Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Exercisable		Unexercisable	Exercisable	Unexercisable
Edwin F. Hale, Sr.	372,000	(2)	0	$2,556,895	0
Joseph A. Cicero	104,000	(3)	0	$629,978	0
George H. Mantakos	81,000	(4)	0	$479,485	0
Mark A. Keidel	43,000	(5)	0	$219,375	0

(1)          Represents the total gain which would be realized if all in-the-money options held at December 31, 2005 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the fair market value of the shares at December 31, 2005 of $17.50

(2)          The exercise price of these options is $9.09 per share with respect to 132,000 of these options, $8.6875 per share with respect to 10,000 of these options, $5.625 per share with respect to 10,000 of these options, $5.50 per share with respect to 40,000 of these options, $10.45 with respect to 50,000 of these options, and $11.68 with respect to 70,000 of these options and $17.77 with respect to 60,000 of these options.

(3)          The exercise price of these options is $9.09 per share with respect to 16,500 of these options, $5.625 per share with respect to 7,500 of these options, $5.50 per share with respect to 15,000 of these options, $10.45 with respect to 15,000 of these options, $11.68 per share with respect to 20,000 of these options and $17.77 with respect to 30,000 of these options.

(4)          The exercise price of these options is $9.09 per share with respect to 11,000 of these options, $5.625 per share with respect to 5,000 of these options, $5.50 per share with respect to 10,000 of these options, $10.45 with respect to 15,000 of these options, $11.68 per share with respect to 17,500 of these options and $17.77 with respect to 22,500 of these options.

(5)          The exercise price of these options is $6.25 with respect to 3,000 of these options, $5.50 per share with respect to 5,000 of these options, $10.45 with respect to 7,500 of these options, $11.68 per share with respect to 12,500 of these options and $17.77 with respect to 15,000 of these options.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

The Bank has a key man life insurance policy on Mr. Hale in the amount of $3,000,000.

The Company and the Bank are parties to an Employment Agreement with George H. Mantakos dated May 1, 1995, pursuant to which Mr. Mantakos is employed as the President of the Bank. The agreement provides for an annual salary of $125,000 which may be adjusted on the anniversary date of the agreement to an amount to be approved by the Board of Directors. Mr. Mantakos is entitled to participate in any management bonus plans established by the Bank and to receive all benefits offered to employees. Mr. Mantakos will, at the discretion of the Chairman, have the opportunity to receive a bonus in a maximum amount of $20,000 per year. The Compensation Committee is empowered to grant a larger bonus to Mr. Mantakos. Mr. Mantakos receives the use of an automobile provided by the Bank. The term of the Employment Agreement is one year, expiring May 1, 2006 and, if not terminated within 90 days of its termination date, is automatically renewed for one additional year, provided, however, that the Board of Directors of the Bank may terminate the agreement at any time. In the event of involuntary termination for reasons other than gross negligence, fraud or dishonesty (or in the event of the material diminution of or interference with Mr. Mantakos’ duties, or a change of control of the Bank), the Bank is obligated to pay Mr. Mantakos his salary through the remaining term plus additional severance equal to the then current annual salary, but not less than $110,000. In such event, Mr. Mantakos is permitted to exercise all options, and warrants held by him, and the Company is obligated to purchase all of the Common Stock owned by Mr. Mantakos at the time of the involuntary termination and all of the Common Stock owned by him after he exercises all of his options and warrants.

CHANGE IN CONTROL AGREEMENTS

The Company has entered into Change in Control Agreements with Messrs. Hale, Mantakos, Cicero, and Keidel.

The agreements provide severance payments to these executives should a change in control result in a loss of employment, or a significant change in his or her employment. Under the agreement Messrs. Hale, Mantakos, and Cicero would be entitled to severance payments equal to 2.99 times annual compensation, while Mr. Keidel would receive 1.99 times his annual compensation.

RETIREMENT SAVINGS

The Company maintains a defined contribution plan, which was established in 1997. The plan covers the Company’s employees meeting certain age and service eligibility requirements. The plan provides for cash deferrals qualifying under Section 401(k). The Company makes matching contributions to the plan, consisting of a 50% matching for the first two percent contributed by the employee and 25% matching for the next four percent contributed by the employee. The Company’s contributions to the plan for Messrs. Hale, Cicero, Mantakos and Keidel are set forth in Note (2) to the Summary Compensation Table.

OTHER BENEFITS

The Company provides life insurance benefits to Messrs. Hale, Mantakos, Cicero and Keidel in an amount equal to two times base annual salary during their employment up to a maximum of $300,000. The Company has agreed to provide post-employment life insurance benefits for these executives of $100,000, subject to a predetermined vesting schedule.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The functions of the Compensation Committee include, administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of directors. The Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform. A copy of the charter is available on the Company’s website.

The Compensation Committee of the Board consists of Mr. Bondroff, Mr. Sibel and Ms. Brown, who are non-employee directors and have no interlocking relationship or insider participation as defined by the Securities and Exchange Commission. None of the Company’s executive officers serves on the Board of Directors or Compensation Committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the company’s executive officers serves as a member of the Board of Directors or Compensation Committee of that company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The objectives of the Company’s management compensation policy are to attract and retain the best available executive officers; to motivate them to achieve the goals set forth in the Company’s business plan; to link executive and stockholder interest through equity-based compensation; and to provide a compensation package that recognizes the executive’s contribution, as well as the Company’s performance, measured by both short-term and long-term achievements.

The management compensation policy and the general compensation policies of the Company are established by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee formulates the compensation policy and specific compensation levels for executive officers and administers the Company’s equity based compensation plans. Each member of the Compensation Committee is a non-employee director. From time to time, the Compensation Committee retains independent compensation consultants to work on its compensation matters. The Board of Directors approves the recommendations of the Compensation Committee.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The Compensation Committee meets regularly to assess the compensation of the Chief Executive and Other Executive officers of the company. In evaluating executive compensation, the committee regularly engages external professionals to conduct peer studies, as well as assessments of the competitive market for executives, and new developments in the area of executive compensation. The committee believes that the compensation of the Chief Executive Officer, Edwin F. Hale, Sr., should be based largely upon corporate performance relative to the Company’s business plan. The committee also considers the key role Mr. Hale plays in the continued development and expansion of the Company, its substantial growth, the significance of the public awareness of the Company and the development of commercial and consumer business of the bank.

Under Mr. Hale’s leadership, the Company has continued to reflect solid growth and increasing profits, as evidenced in the Company’s growth and performance since its formation in 1995. The Company’s profits in 2005 were a record for the fifth consecutive year, increasing 28% over 2004 profits.

The Companies profits have increased over 230% since 2001. The Company continues to grow at significant rates while stressing conservative loan underwriting practices that have resulted in strong asset quality measures. In the 10+ years since the Company’s formation, we have grown to be the fourth largest publicly traded bank holding company headquartered in Maryland.

Mr. Hale has been an integral part of the Company’s sales and marketing efforts, actively participating in the Company’s marketing strategies and serving as spokesman in the Company’s radio and television advertising. Through Mr. Hale’s efforts, the Company enjoys name recognition of approximately 90% in the Baltimore Metropolitan area based upon an independent market studies. Through his leadership of the Bank, as well as other public civic and private endeavors, Mr. Hale has become a very visible and respected business leader in the Bank’s operating area.

Mr. Hale has also been a critical factor in the Company’s success in raising capital to support its continued growth. Mr. Hale’s banking experience and credibility in the capital markets has been instrumental in successful capital raising efforts in 1995, 1998, 2001, 2002, 2003, 2004 and most recently, in the fourth quarter of 2005, all of which have supported the Company’s continued growth.

Based upon the competitive peer data reviewed, and the various forms of compensation received by executives of other financial services organizations in the region, the committee set Mr. Hale’s base salary for 2005 at $504,000, an increase of 5% compared to 2004. Mr. Hale received bonus payments in 2005 totaling $392,120, compared to $244,000 in 2004 in accordance with the Company’s annual executive bonus plan, which is based on a formula tied directly to corporate performance and profitability, including exceeding the Company’s budgeted earnings targets. Additionally, the committee granted options to purchase 60,000 shares of common stock at an exercise price of $17.77. Mr. Hale received no option grant in 2004.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

Recommendations regarding the base salary of the Executive Officers, other then the Chief Executive Officer, are made to the Compensation Committee by the Chief Executive Officer and either approved or modified by the Compensation Committee. The recommendation as to the bonus paid to each Executive Officer is based upon a review of the performance of these officers during the prior year by the Chief Executive Officer and includes the factors described in the preceding section on compensation of the Chief Executive Officer. The Compensation Committee concurred with the recommendations made by the Chief Executive Officer.

Mr. Cicero, Mr. Mantakos and Mr. Keidel were granted options to purchase 30,000, 22,500 and 15,000 shares respectively in 2005.

SUBMITTED BY THE COMPENSATION COMMITTEE OF FIRST MARINER

BANCORP BOARD OF DIRECTORS

Barry B. Bondroff, Chair

Edith B. Brown

Hanan Sibel

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors (as independence is defined in the National Association of Securities Dealers’ listing standards). The Audit Committee is responsible for overseeing the Company’s accounting functions and controls, and Final Rules, as well as recommending to the Board of Directors an accounting firm to audit the Company’s financial statements. The Board of Directors has adopted a charter for the Audit Committee (the “Charter”) to set forth its responsibilities.

As required by the Charter, the Audit Committee received and reviewed the report of Stegman & Company regarding the results of their audit, as well as the written disclosures and the letter from Stegman & Company required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of the Company. A representative of Stegman & Company also discussed with the Audit Committee the independence of Stegman & Company, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of Stegman & Company included the following:

•       Stegman & Company’s responsibilities in accordance with generally accepted auditing standards;

•       The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•       Management’s judgments and accounting estimates;

•       Whether there were any significant audit adjustments;

•       Whether there were any disagreements with management;

•       Whether there was any consultation with other accountants;

•       Whether there were any major issues discussed with management prior to Stegman & Company’s selection;

•       Whether Stegman & Company encountered any difficulties in performing the audit;

•       Stegman & Company’s judgments about the quality of the Company’s accounting principles;

•       Stegman & Company’s responsibilities for information prepared by management that is included in documents containing audited financial statements.

In addition, the Audit Committee must:

•       Pre-approve audit and permissible non-audit services provided by Stegman & Company either on an engagement by engagement basis, or pursuant to established policies and procedures

•       Disclose in appropriate filings the fees paid to Stegman & Company categorized as Audit Fees, Audit Related Fees, Tax Fees and All Other Fees for the past two (2) years.

•       Ensure Compliance with Regulation FD, Regulation G and Regulation BTR

•       Ensure that the Audit Committee has as a member qualified as an Audit Committee Financial Expert.

Based on its review of the financial statements and its discussions with management and the representative of Stegman & Company, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF FIRST MARINER
BANCORP BOARD OF DIRECTORS

Michael R. Watson, Chair
Barry B. Bondroff
John Brown III

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Common Stock, with the performance of a broad market index and a nationally-recognized industry standard assuming in each case both an initial $100 investment on December 31, 2000 and reinvestment of dividends as of the end of the Company’s fiscal years. The Company has selected the Nasdaq Market Index as the relevant broad market index because prices for the Company’s Common Stock are quoted on Nasdaq National Market. Additionally, the Company has selected the Nasdaq Bank Index as the relevant industry standard because such index consists of financial institutions which the Company believes generally possess assets, liabilities and operations more similar to the Company than other publicly-available indices. However, given the short history of the Company’s operations and its rapid growth, the Company believes no truly appropriate comparative index exists.

	Period Ending
	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
First Mariner Bancorp	100.00	229.00	275.25	465.00	439.00	437.50
Nasdaq Bank Stock	100.00	110.08	115.05	149.48	165.92	158.73
NASDAQ Market Index	100.00	78.95	54.06	81.09	88.06	89.27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Included in our portfolio are loans outstanding from the Company to Edwin F. Hale, Sr. in the aggregate amount of $650,000 at December 31, 2005, which loans do not involve more than the normal risk of collectibility and bear interest and are collateralized on terms prevailing for comparable transactions.

We lease from Hale Properties, LLC, a company owned by Edwin F. Hale, Sr., CEO of the Company, 34,500 square feet of general office space at 1516 Baylis Street, Baltimore, Maryland, which houses a significant portion of the Company’s servicing and operations units. We paid $389,000 rent expense on this location in 2005. We also lease 18,400 square feet of storage space and disaster recover facilities at two other location owned by Mr. Hale. In 2005, we paid $140,000 in rent for these facilities. For the first three months of 2005, we also leased our headquarters building from Hale Properties, LLC. Rent expense on this location amounted to approximately $277,000 for 2005. In March 2005, we purchased the building from Mr. Hale for a purchase price of $20 million which was paid as follows: (i) the Company assumed the outstanding principal balance of the existing loan on the building of approximately $10,000,000, and (ii) the Company paid the difference between the outstanding principal balance on the loan and the purchase price in cash. The purchase price was based on independent appraisals performed on behalf of the Company, and the purchase was approved by the Company’s Audit Committee and the independent members of the Board of Directors.

In May of 2005, we signed a lease for approximately 56,500 square feet of office space in a new building currently under construction by Mr. Hale. On November 15, 2005, we signed an amendment to the lease that increased the square footage we will occupy to 74,061. This building is adjacent to the current headquarters building at 3301 Boston Street and is anticipated to be completed in the second quarter of 2006. At that time the operations facility at 1516 Baylis Street will be vacated. The additional space will be utilized for growth and the annual rent will be approximately $1.851 million.

We have a letter of credit with the Baltimore Blast, a professional soccer team owned by Edwin F. Hale, Sr., in the amount of $400,000 that is secured by cash.

We have obtained the naming rights to the major indoor sports/entertainment facility in Baltimore from Mr. Hale who obtained them from the City of Baltimore. We pay Mr. Hale $75,000 per year for the naming rights, which is the same as Mr. Hale pays the City of Baltimore. We have a letter of credit with the City of Baltimore in the amount of $375,000 securing performance under the contract.

We have a letter of credit with Canton Crossing, LLC, a limited liability company wholly owned by Mr. Hale for $363,000 that is secured by cash.

The Audit Committee and the independent members of the Board of Directors has reviewed and approved the above transactions and believes them to be fair and reasonable, on terms at least as favorable as those that could be obtained from a third party, and in the best interest of the Company.

The Company also sponsors the activities of the Baltimore Blast. The Company paid approximately $150,000 for a sponsorship package which includes printed material and Company banners displayed at Baltimore Blast games, prize giveaways, free tickets, and employee recognition nights. The Audit Committee approved this sponsorship and reported such approval to the Board of Directors.

CODE OF CONDUCT AND ETHICS

The Company has an Employee Code of Conduct and Ethics Policy approved by the Board of Directors that applies to all employees, directors, and officers of the Company, including our principal executive officer, principal financial officer and principal accounting officer.  We require all directors, officers and employees to adhere to the Code of Conduct and Ethics Policy in addressing the legal and ethical issues encountered in conducting their work. All employees are required to certify that they have reviewed the Code of Conduct and Ethics Policy and understood it. Additionally, the Company has adopted an Executive Code of Conduct and Ethics that addresses (i) “blackout period” prohibitions on trading in the Company’s securities; (ii) prohibitions against insider trading; (iii) corporate opportunities; and (iv) the policy regarding loans to insiders.

Proposal Two:
STOCKHOLDER PROPOSAL RELATING TO SEPARATION OF POSITIONS OF CHAIRMAN OF
THE BOARD AND CHIEF EXECUTIVE OFFICER

Mr. John F. Maas, 14610 Ballantyne Lake Road #832, Charlotte, North Carolina 28277, the beneficial owner of 3796.413 shares of common stock, has advised the Company that he plans to introduce the following resolution at the Annual Meeting:

RESOLVED:

The shareholders of First Mariner Bancorp (FMB) urge the Board of Directors to adopt a policy that the Chairman of the Board and Chief Executive Officer be two different individuals and the Chairman be an independent director, elected by the directors.

SUPPORTING STATEMENT

In May 2005 this proposal received 20.7% of the votes cast.

In my opinion, the purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of managements, including the CEO. I believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders. An independent Chairman will strengthen the Board’s integrity and improve oversight of management.

The NACD Blue Ribbon Commission on Director Professionalism recommended an independent director should be charge with “organizing the board’s evaluation of the CEO and providing continuous ongoing feedback; chairing the executive sessions of the board; setting the agenda with the CEO, and leading the board in anticipating and responding to crises.” (Report of the NACD Blue Ribbon Commission on Director Professionalism. Washington, D.C.: National Association of Corporate Directors, 1996, reissued 2001).

Chancellor William B. Chandler III of Delaware Chancery Court in his August 2005 decision involving Disney pointed out a problem that can arise when the two positions are not separate. The judge stated, “Eisner stacked his (and I intentionally write ‘his’ as opposed to ‘the company’s’) board of directors with friends and other acquaintances who, though not necessarily beholden to him in a legal sense, were certainly more willing to accede to his wishes and support him.”

Institutional investors have found that a strong objective board leader can best provide the necessary oversight of Management. CalPERS’ Corporate Governance Core Principles and Guidelines states that “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” (CalPERS’ Corporate Governance Core Principles & Guidelines: The United States April 13, 1998, III.A).

The Baltimore Business Journal reported on 4/9/2004

“When companies do business with firms owned by an officer or board member, it is known as a “related party transaction.”  The practice isn’t uncommon, but it is receiving increased scrutiny from shareholder advocates who feel it may serve the management’s interests, not those of shareholders.

Institutional Shareholder Services said in a report last year that Hale’s involvement in “related party transactions” negatively affected First Mariner’s corporate governance ranking…

Last year, First Mariner, founded in 1995, ranked in the lowest third of about 22,000 public companies ISS surveyed on their corporate governance practices.”

Andrew Grove, chairman of Intel Corporation, stated “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee?  If he is an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”  (BusinessWeek, November 11, 2002).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS

The Board strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the CEO. However, the Board does not believe that mandating a particular structure, such as a separate chairman and CEO, is necessary to achieve effective oversight.

The same proposal has been submitted by Mr. Maas for each of the last four years. The stockholders of the Company defeated a similar proposal submitted by Mr. Maas at the 2005 annual meeting, rejecting it by more than a majority (79.3%) of shares voted by stockholders. The Board of Directors continues to believe that the proposal is not in the best interests of the Company or its stockholders. The Board believes that our Company is best served by having Mr. Hale, who is also a large stockholder, serve as both Chairman and Chief Executive Officer. In this manner, the Chairman, whose interests in the opinion of the Board are aligned with the interest of the public stockholders, acts as a bridge between the Board and the operating organization and provides critical leadership for strategic initiatives.

Under Mr. Hale’s leadership the Company has continued to reflect solid growth and increasing profits, as evidenced in the Company’s growth and performance since its formation in 1995. The Company’s profits in 2005 were a record for the fifth consecutive year, increasing 28% over 2004 profits. The Company continues to grow at significant rates while stressing conservative loan underwriting practices, which have resulted in strong asset quality measures. In the 10+ years since the Company’s formation, we have grown to be the fourth largest bank holding company headquartered in Maryland.

Mr. Hale has been an integral part of the Company’s sales and marketing efforts, actively participating in the Company’s marketing strategies and serving as spokesman in the Company’s radio and television advertising. Through Mr. Hale’s efforts, the Company has enjoyed name recognition of 89%-94% in the Baltimore Metropolitan area based upon independent market studies conducted by Marshall Marketing in the last few years on behalf of WBAL. Through his leadership of the Bank, as well as other public civic and private endeavors, Mr. Hale has become a very visible and respected business leader in the Bank’s operating area.

Mr. Hale has also been a critical factor in the Company’s success in raising capital to support its continued growth. Mr. Hale’s banking experience and credibility in the capital markets has been instrumental in successful capital raising efforts in 1995, 1998, 2001, 2002, 2003, 2004 and most recently, in the fourth quarter of 2005, all of which have supported the Company’s continued growth.

The Board of Directors believes that independent oversight of management is effectively conducted and maintained through the Board. In fact, 12 of the 15 current directors, and each of the two new nominees up for election at the Annual Meeting, are independent directors and the Chairman has no greater nor lesser vote on matters considered by the Board than any other director.

Moreover, in addition to the full Board, all various committees of the Board are comprised by a majority of independent directors. The Compensation Committee of the Board consists of three directors, all independent; as detailed in its report appearing elsewhere in this proxy statement, the Compensation Committee reviews and evaluates the performance of all executive officers of the Company—including the Chief Executive Officer—and reports to the Board. The Audit Committee, which is comprised solely of independent directors, oversees the Company’s financial practices, regulatory compliance, accounting procedures and financial reporting functions. In addition, the Audit Committee, is specially entrusted by law to pass on related party transactions and possible conflicts of interest, if any. Furthermore, as a regulated entity, any related party transactions are closely scrutinized by federal and state government agencies that regularly examine the Company. In the opinion of the Board of Directors, an independent chairman does not add any value to this already effective process.

Finally, all directors of the Company, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Separating the offices of Chairman and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director of the Company.

The Board believes that the interests of the Company and its stockholders are best served at this time by the experienced leadership and decisive direction provided by a full-time Chairman and Chief Executive Officer, subject to oversight by the Company’s independent directors. The Board—and the Company—is strengthened by the presence of Mr. Hale, who provides strategic, operational, and technical expertise, broad vision and a proven ability to lead the Company to the successes it has experienced. The Board believes that success is promoted by active and independent directors and loyal and hard-working executives who act consistently with a strong set of corporate governance ethics, rather than a particular Board structure. The Board believes that it needs to retain the ability to balance board structure with the flexibility to determine board leadership.

The Board believes therefore, that this proposal is not in the best interest of the Company or its stockholders and unanimously recommends a vote AGAINST approval of the proposal to separate the office of Chairman and Chief Executive Office, and the accompanying proxy will be so voted, unless a contrary specification is made.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Stegman & Company performed the audit of the Company’s financial statements for the year ended December 31, 2005, and the Audit Committee has appointed Stegman & Company to be the Company’s auditors for the fiscal year ended December 31, 2006. A representative of Stegman & Company will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and will answer appropriate questions directed to them relating to their audit of the Company’s consolidated financial statements.

PRINCIPAL AUDITOR FEES AND SERVICES

Audit and Non-Audit Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company in 2005 and 2004:

Services Performed	2005	2004
Audit Fees (1)	$134,750	$124,000
Audit-Related Fees (2)	$9,500	$19,500
Tax Fees (3)	$13,250	$11,250
All Other Fees	$0	$0
Total Fees	$157,500	$154,750

(1)          Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the financial statements included in the Company’s 10-Q and 10-K filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees are fees for services performed by Stegman & Company that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes auditing the Company’s 401(k) plan and review of various registration statements.

(3)          Tax fees are fees for professional services performed by Stegman & Company with respect to tax compliance, tax preparation, tax advice and tax planning in 2004 and 2005.

Pre-Approval of Audit and Non-Audit Services

In 2003, the SEC adopted a rule pursuant to the federal Sarbanes-Oxley Act of 2002 that, except with respect to certain de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, requires Audit Committee pre-approval of audit and non-audit services provided by the Company’s independent auditors. In recognition of this responsibility, the following provision is included in the Audit Committee’s charter: “In carrying out [its] responsibilities, the Committee will  . . . pre-approve all audit and permitted non-audit services in accordance with Section 202 of the [Sarbanes-Oxley] Act [of 2002] and the SEC rules promulgated  thereunder.”  All of the services described above were pre-approved by the Audit Committee pursuant to this SEC rule. No fees were paid to the independent registered public accounting firm pursuant to the “de minimus” exception to the foregoing pre-approval policy.

AUDIT COMMITTEE CONSIDERATION

After due consideration, the Audit Committee has concluded that the provision by Stegman & Company of the non-audit services described above is not incompatible with the maintenance by Stegman & Company of its independence.

STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended to be included in the proxy statement and voted on by the stockholders at the Annual Meeting of Stockholders to be held in May 2007 must submit in writing proposals, including all supporting materials, to the Company at its principal executive offices no later than December 4, 2006 (120 days before the date of mailing based on this year’s proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to the Company’s By-laws, if a stockholder intends to nominate a person for the election to the Company’s Board of Directors or present a proposal for business to be considered at the 2007 Annual Meeting of Stockholders but does not seek inclusion of the nomination or proposal in the Company’s proxy statement for such meeting, the Company must receive the nomination or proposal after December 4, 2006 and before January 3, 2007 for it to be considered timely received. If the notice of a stockholder nomination or proposal is not timely received, the Company will be authorized to exercise discretionary voting authority with respect to the nomination or proposal.

ANNUAL REPORT

THE COMPANY’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2005 IS ENCLOSED HEREWITH. COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON A WRITTEN REQUEST DIRECTED TO EUGENE A. FRIEDMAN, SECRETARY, FIRST MARINER BANCORP, 3301 BOSTON STREET, BALTIMORE, MARYLAND 21224.

OTHER MATTERS

The Board of Directors knows of no other business to be presented for action at the Meeting, but if any other business should properly come before the Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder in their discretion.

By Order of the Board of Directors,
Eugene A. Friedman
SECRETARY

ANNUAL MEETING OF STOCKHOLDERS OF

FIRST MARINER BANCORP

May 2, 2006

Proof #1

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	Proposal by a stockholder regarding the separation of the positions of Chairman of the Board and Chief Executive Officer.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	Joseph A. Cicero	(Term Expiring 2009)
		Howard Friedman	(Term Expiring 2009)
☐	WITHHOLD AUTHORITY	John J. Oliver, Jr.	(Term Expiring 2009)	The Board of Directors recommends a vote AGAINST proposal 2.
	FOR ALL NOMINEES	John McDaniel	(Term Expiring 2009)
		Robert Caret	(Term Expiring 2009)	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:

The withholding of a vote will be counted as a vote against a nominee. To withhold  authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in  the circle next to each nominee you wish to withhold, as shown here:

					I plan to attend the meeting.			☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Proof #1

1

FIRST MARINER BANCORP
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of First Mariner Bancorp (the “Company”) hereby appoints Dennis Finnegan  and Eugene A. Friedman and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 2, 2006, and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees, if any of the named nominees for Director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR proposal 1 and AGAINST proposal 2. The undersigned acknowledges receipt of the Company’s 2005  Annual Report and the Notice of the Annual Meeting of the Company.

(Continued and to be signed on the reverse side.)

COMMENTS:

14475